UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 4, 2014

CATALYST PHARMACEUTICAL PARTNERS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33057	76-0837053
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

355 Alhambra Circle Suite 1500 Coral Gables, Florida		33134
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (305) 529-2522

Not Applicable

Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 4, 2014, the Company issued a press release announcing the appointment of David D. Muth to the newly created position of Executive Vice President, Corporate Development. Mr. Muth will report to Patrick McEnany, the Chairman, President and Chief Executive Officer of the Company. Mr. Muth will be responsible for all of the Company’s corporate development activities and will work closely with the Company’s other officers and employees in preparing a commercialization strategy for Firdapse™.

Mr. Muth has over 35 years of business experience in the biotechnology and pharmaceutical industries. He most recently served, from 2010 to 2014, as the President and CEO of Croma Pharmaceuticals Inc., where he established North American operations, gained approval of and launched 10 Ocular Surgical products, while building a Canadian Ophthalmology sales organization. Prior to joining Croma, from 2008 to 2010, Mr. Muth was the Global Head of Business Development for Bausch + Lomb’s (“B+L”) (Pharmaceutical Group), where he negotiated numerous transactions including company/products acquisitions and in-licensed a portfolio of programs. Prior to B+L, he served as the Executive Vice President and Chief Business Officer for Avalon Pharmaceuticals, President and CEO of Osmotica Pharmaceutical Corporation, President and COO of Cengent Therapeutics and Senior Vice President of Business Operations for Nabi Biopharmaceutical, Inc. At Nabi, he established a hematological/oncology commercial organization and launched four products, two of which were orphan drugs. Prior to Nabi, Mr. Muth spent 17 years with Johnson & Johnson in a variety of senior management roles spanning all commercial functions including marketing research, sales, product management, new product development, and corporate development.

Mr. Muth, age 60, received a B.S. in accounting from Villanova University, an M.B.A. in Finance from Pace University and an M.B.A. in Pharmaceutical Marketing (2nd concentration) from Farleigh Dickinson University.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by the Company on September 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceutical Partners, Inc.

	By:	/s/ Alicia Grande
Alicia Grande
Vice President, Treasurer and CFO

Dated: September 4, 2014

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